Bloom Energy Names Gregory Cameron Chief Financial Officer

SAN JOSE, Calif., (March 30, 2020) - Bloom Energy (NYSE: BE) today announced the appointment of Gregory Cameron as executive vice president and chief financial officer, effective April 1, 2020. Cameron will replace Bloom Energy’s current EVP and CFO Randy Furr, who previously announced his intention to retire.

Cameron, most recently president and CEO, Global Operations, GE Company, brings nearly three decades of experience as a financial and operational executive, including extensive work in navigating critical transitions with a focus on generating business success, building alignment among internal functionality, and mobilizing people and resources.

“On behalf of the Board and the entire leadership team, we welcome Greg to Bloom Energy,” said KR Sridhar, founder, chairman, and CEO of Bloom Energy. “His proven record and expertise as a financial executive with extensive global experience and strong financial acumen will help write the next chapter of the company as we continue to execute on our mission to make clean, reliable, and affordable energy for everyone in the world.”

Throughout his career, Cameron has navigated progressive roles in operational and financial strategy for the General Electric Company. In his most recent role, he was tasked with restructuring an 11,000-employee shared services organization to align with a change in segment management strategy. Previously, Cameron held a number of other senior executive roles at GE, including serving as president and CEO, Global Legacy Solutions for GE Capital, and CFO, Americas for GE Capital.

In the earlier stages of his career with GE, Cameron held roles as CFO of GE Capital Solutions, CFO of Corporate Financial Services, and CFO of Healthcare Financial Services. He also held multiple roles in FP&A, served on the Corporate Audit Staff, and was an associate of the Financial Services Training Program.

He holds a bachelor’s degree in economics from St. Lawrence University, and is the current Chair of the Parent and Family Council and Non-voting Member of the Board of Regents for Santa Clara University.
“I am thrilled to be joining such a transformational company - one that is having a positive impact on the world,” said Cameron. “I’m impressed by the critical work Bloom is doing and am excited to become a part of the team.”
About Bloom Energy
Bloom Energy’s mission is to make clean, reliable energy affordable for everyone in the world. The company’s product, the Bloom Energy Server, delivers highly reliable and resilient, always-on electric power that is clean, cost-effective, and ideal for microgrid applications. Bloom’s customers include many Fortune 100 companies and leaders in manufacturing, data centers, healthcare, retail, higher education, utilities, and other industries. For more information, visit www.bloomenergy.com
Media Contact:
Justin Saia
Bloom Energy
T: 408.543.1566
Justin.Saia@bloomenergy.com